EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-174618) pertaining to the Central Hudson Gas & Electric Corporation Savings Incentive Plan of our report dated June 26, 2012 relating to the statements of net assets available for plan benefits of the Central Hudson Gas & Electric Corporation Savings Incentive Plan as of December 31, 2011 and 2010, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2011, and the related schedule, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 26, 2013